Exhibit 99.1

                        CAM Reports 3rd Quarter Results

                   Earnings Rise Sharply on Higher Revenues

    FOUNTAIN VALLEY, Calif., July 26 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported a 21% increase in revenues to $6.3 million for the three months ended June 30, 2004 compared to $5.2 million for the same period of fiscal 2003. Net income for the three months ended June 30, 2004 increased to $721,000 or $0.17 per fully diluted share, compared to $86,000 or $0.03 per share for the quarter ended June 30, 2003. The figures for the quarter ended June 30, 2004 included $170,000 in additional revenue and $126,000 in net income related to a change in the accounting estimate for payment processing revenues (X-Charge) during the quarter. Revenues and net income, excluding the change in accounting estimate, for the three months ended June 30, 2004 were $6.1 million and $595,000 or $0.14 per fully diluted share, respectively. The change in accounting estimate resulted from the Company's ability to better estimate the payment processing revenues based on the accumulation of sufficient historical information required to analyze trends and formulate a reasonable estimate. In prior periods, payment processing revenues were recognized on a cash basis due to the lack of historical information available to make a reliable estimate. The June quarter was the Company's seventh consecutive quarter of increased revenues and fifth consecutive quarterly profit increase.

    Revenues for the nine months ended June 30, 2004 increased 16% to $17.4 million compared to $15.0 million for the same period of fiscal 2003. Net income for the nine months ended June 30, 2004 was $1.6 million or $0.41 per fully diluted share, compared to a net loss of $(410,000) or $(0.13) per share. Revenues and net income, excluding the effect of the change in accounting estimate, for the nine months ended June 30, 2004 were $17.2 million and $1.4 million or $0.38 per fully diluted share, respectively.

    The results included income tax expense for the State of California, based on California's suspension of the use of net operating loss carryforwards.
The Company does not currently pay Federal income taxes due to the utilization of net operating loss carryforwards.

    As of June 30, 2004, the Company had $16.6 million in cash and marketable securities, or $4.46 per share based on shares outstanding at June 30, 2004, compared to $12.4 million at September 30, 2003, or $3.82 per share based on shares outstanding at September 30, 2003.

    "In the June quarter we saw modest improvement in system sales, while X-Charge business continued to show strong growth resulting in the continuing trend of higher earnings on increasing revenues," said Geoff Knapp, CEO. "We are not seeing any significant improvement in market conditions for the system sales side even with an improving economy; although overall conditions of the business do appear to be better than at any time in the past 3 years. Nearly all of the improvement in our results over the past several quarters has been directly related to a better business model that emphasizes high margin recurring revenue, customer satisfaction and building our brands. X-Charge payment processing revenues, excluding the additional revenue related to the change in accounting estimate, were $916,000 for the June quarter of 2004.
The revenues more than doubled from the same quarter a year ago. The reseller channel for X-Charge continues to expand with approximately 100 active resellers, and interest from new potential resellers remains positive."

     Calculation of Cash and Marketable
      Securities Per Share
                                             JUNE 30         SEPTEMBER 30
                                              2004               2003
                                           (Unaudited)
     Cash and cash equivalents             $16,091,000       $10,889,000
     Marketable available-for-sale
      securities                               501,000         1,541,000
     Total cash and marketable
       securities (numerator)              $16,592,000       $12,430,000
     Shares outstanding (denominator)        3,723,000         3,253,000
     Cash and marketable securities
      per share                                  $4.46             $3.82

     Calculation of the Effect of
      Change in Accounting Estimate

                                      THREE MONTHS ENDED  NINE MONTHS ENDED
                                         JUNE 30, 2004      JUNE 30, 2004
                                          (Unaudited)        (Unaudited)
     Revenues                              $6,272,000        $17,372,000
     Effect of change in accounting
      estimate                               (170,000)          (170,000)
     Revenues without change in
      accounting estimate                  $6,102,000        $17,202,000

     Net income                              $721,000         $1,571,000
     Effect of change in accounting
      estimate                               (126,000)          (126,000)
     Net income without change in
      accounting estimate                    $595,000         $1,445,000
     Diluted net income per share               $0.17              $0.41
     Diluted net income per share without
      change in accounting estimate             $0.14              $0.38
     Shares used in computing diluted
      net income per share                  4,124,000          3,850,000

    About CAM Commerce Solutions
    CAM Commerce Solutions, Inc. provides total commerce solutions for traditional and web retailers that are based on the Company's open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing. These solutions often include hardware, installation, training, service, and payment processing services provided by the Company. You can visit CAM Commerce Solutions at www.camcommerce.com.

    Important Information

    The statements made in this news release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected", and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and the company expressly does not undertake any duty to update forward-looking statements which speak only as of the date of this news release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this news release.

                         CAM COMMERCE SOLUTIONS, INC.
                      CONDENSED STATEMENT OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)

                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                  JUNE 30    JUNE 30    JUNE 30    JUNE 30
                                    2004       2003       2004       2003
    REVENUES
      Net hardware, software and
       installation revenues       $3,812     $3,413    $10,632     $9,803
      Net service revenues          1,374      1,341      4,136      4,084
      Net payment processing
       revenues                     1,086        410      2,604      1,076
        Total net revenues          6,272      5,164     17,372     14,963
    COSTS AND EXPENSES
      Cost of hardware, software
       and installation revenues    1,899      1,610      5,228      4,838
      Cost of service revenues        503        526      1,521      1,548
      Cost of payment processing
       revenues                        51         30        134         81
        Total cost of revenues      2,453      2,166      6,883      6,467
      Selling, general and
       administrative expenses      2,743      2,494      7,911      7,760
      Research and development
       expenses                       387        485      1,136      1,350
        Total costs and operating
         expenses                   5,583      5,145     15,930     15,577
      Operating income (loss)         689         19      1,442       (614)
      Interest income                  87         72        250        209
    Income (loss) before provision
     for income taxes                 776         91      1,692       (405)
    Provision for income taxes         55          5        121          5
    Net income (loss)                $721        $86     $1,571      $(410)

    Basic net income (loss)
     per share                      $0.20      $0.03      $0.45     $(0.13)

    Diluted net income (loss)
     per share                      $0.17      $0.03      $0.41     $(0.13)

    Shares used in computing
     basic net income (loss)
     per share                      3,634      3,134      3,467      3,117

    Shares used in computing
     diluted net income (loss)
     per share                      4,124      3,257      3,850      3,117

                         CAM COMMERCE SOLUTIONS, INC.
                           CONDENSED BALANCE SHEETS
                    (In thousands, except per share data)

                                                     JUNE 30    SEPTEMBER 30
                                                      2004          2003
                                                   (Unaudited)
    ASSETS
    Current assets:
      Cash and cash equivalents                      $16,091        $10,889
      Marketable available-for-sale securities           501          1,541
      Accounts receivable, net                         1,674          1,214
      Inventories                                        300            272
      Other current assets                               185            102
    Total current assets                              18,751         14,018

    Property and equipment, net                          574            710
    Intangible assets, net                               738            908
    Other assets                                         245            305
    Total assets                                     $20,308        $15,941

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                  $512           $518
      Accrued compensation and related expenses          972            687
      Deferred service revenue and customer deposits   1,587          1,455
      Other accrued liabilities                          350            263
      Total current liabilities                        3,421          2,923
    Stockholders' equity:
      Common stock, $.001 par value; 12,000
       shares authorized, 3,723 shares issued and
       outstanding at June 30, 2004 and 3,253 at
       September 30, 2003                                  4              3
      Paid-in capital                                 16,591         14,271
      Accumulated other comprehensive income              --             23
      Retained earnings (accumulated deficit)            292         (1,279)
      Total stockholders' equity                      16,887         13,018
    Total liabilities and stockholders' equity       $20,308        $15,941

SOURCE  CAM Commerce Solutions
    -0-                             07/26/2004
    /CONTACT: Mathew Hayden of Hayden Communications, Inc., +1-858-456-4533, for CAM Commerce Solutions/
    /Web site:  http://www.camcommerce.com /
    (CADA)

CO:  CAM Commerce Solutions
ST:  California
IN:  CPR MLM ECM
SU:  ERN